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                                                                     EXHIBIT 4.3

                                 FIRST AMENDMENT

         This First Amendment dated as of April 30, 1997 (the "First Amendment"), between ENERGY BIOSYSTEMS (the "Company") and KEYCORP SHAREHOLDER SERVICES, INC., successor in interest to Society National Bank (the "Agent").

                                   WITNESSETH

         WHEREAS, the Company and the Agent entered into that Stockholders Rights Agreement dated as of March 8, 1995 (the "Agreement"); and

         WHEREAS, the Company and the Agent desire to amend the Agreement to reflect a change in the requirements regarding the appointment of a successor Agent.

         NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         Section 1.01 DEFINED TERMS. Capitalized terms used in this First Amendment and not defined shall have the meanings assigned to them in the Agreement.

         Section 1.02 AMENDMENT OF SECTION 21. Section 21 of the Agreement shall be amended as follows:

                  Section 21. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company and to each transfer agent of the Preferred Shares and Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Shares or Common Shares by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the resigning, removed, or incapacitated Rights Agent shall remit to the Company, or to any successor Rights Agent designated by the Company, all books, records, funds, certificates or other documents or instruments of any kind then in its possession which were acquired by such resigning, removed or incapacitated Rights Agent in connection with its services as Rights Agent hereunder, and shall thereafter be discharged from all duties and obligations hereunder. Following notice of such removal, resignation or incapacity, the Company shall appoint a successor to such Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (a) a corporation organized and doing business under the laws of the United States, or of the State of New York, Texas, or Illinois (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York or Texas), in good standing, having an office or an affiliate with an office in the State of New York, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million or (b) an affiliate of a corporation described in clause
         (a) of this sentence which is a corporation organized and doing business under the laws of the United States or of the State of New York or Texas (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York or Texas), in good standing, having a principal office in the State of New York, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority. After appointment, the successor Rights Agent shall be vested

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         with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         Section 1.03 AGREEMENT TO REMAIN IN FULL FORCE AND EFFECT. Other than as specifically amended by this First Amendment, the other terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

                                       ENERGY BIOSYSTEMS CORPORATION

                                       By:  /s/ Paul G. Brown, III
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                                       KEYCORP SHAREHOLDER SERVICES, INC.

                                       By:  /s/ Barbara Shepherd
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